FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-276033-08

Subject: ** NEW ISSUE CMBS: BBCMS 2025-5C33 - PUBLIC PRICING DETAIL

NEW ISSUE CMBS: BBCMS 2025-5C33

$799.772MM NEW ISSUE CMBS ***PUBLIC PRICING DETAIL***

JOINT LEADS:	BARCLAYS; CITIGROUP; DEUTSCHE BANK SECURITIES;
GOLDMAN SACHS & CO. LLC; KEYBANC CAPITAL MARKETS;
SOCIÉTÉ GÉNÉRALE

CO-MANAGERS:	ACADEMY SECURITIES; BANCROFT CAPITAL, LLC

RATING AGENCIES:	S&P; FITCH; KBRA

PRICED - TOE: 11:12 AM ET

*PUBLIC OFFERED CERTIFICATES*

	RATINGS	SIZE						SPREAD
CLASS	(S/F/K)	($MM)	C/E	WAL	COUPON	PRICE	YIELD	(J+)
A-1	AAA/AAA/AAA	3.680	30.000%	2.54	4.9710	99.99874	4.93913	+70
A-2	AAA/AAA/AAA	30.000	30.000%	2.84	5.3100	99.99850	5.28953	+105
A-4	AAA/AAA/AAA	590.967	30.000%	4.90	5.8390	102.99845	5.14771	+85
A-S	NR/AAA/AAA	98.159	19.000%	4.92	6.1680	102.99868	5.47849	+118
B	NR/AA-/AA-	44.618	14.000%	4.96	6.4350	102.99858	5.74968	+145
C	NR/A-/A-	32.348	10.375%	5.01	5.9810	99.99907	6.00110	+170

 - SETTLEMENT: ON OR ABOUT THURSDAY, MARCH 13, 2025

*TRANSACTION SUMMARY*
- POOL BALANCE:	$892,353,718
- NUMBER OF LOANS:	44
- NUMBER OF PROPS:	100
- WA CUT-OFF LTV:	57.9%
- WA MATURITY LTV:	57.6%
- WA U/W NCF DSCR:	1.62x
- WA U/W NOI DY:	11.5%
- WA MORTGAGE RATE:	6.64442%
- TOP 10 LOANS %:	55.9%
- WA REM TERM:	58 MONTHS
- TOP 5 PROP TYPES:	MIXED USE (22.8%); SELF STORAGE (16.8%);
MULTIFAMILY (14.5%); OFFICE (12.2%);
HOSPITALITY (11.9%)
- TOP 5 STATES:	NY (27.7%); TX (10.3%); CA (9.5%);
FL (6.2%); IL (5.6%)

*DEAL PARTIES*
- MASTER SERVICER:	KEYBANK NATIONAL ASSOCIATION
- SPECIAL SERVICER:	GREYSTONE SERVICING COMPANY LLC
- OPERATING ADVISOR:	BELLOAK, LLC
- DIRECTING HOLDER:	CMBS 4 SUB 7, LLC OR AN AFFILIATE
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.